UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Colleagues,

Below you will find an important organizational announcement for all employees.

Also, attached is a press release we just issued.

Regards,

Vas Nair

EVP HR and EHS

MESSAGE FROM PAT RUSSO, INTERIM CHAIR OF THE ARCONIC BOARD

Dear Arconic employees,

Today we announced that Klaus Kleinfeld, by mutual agreement with the Board of Directors, has stepped down as Chair and Chief Executive Officer of Arconic. The Board and Klaus agreed that it was in the best interests of Arconic and our employees, shareholders and other stakeholders for him to step down.

Until a permanent CEO is appointed, David Hess, a current Arconic Board member and former executive at United Technologies Corporation and Pratt & Whitney, will serve as Interim CEO of Arconic.

David will be based in New York and will take the helm right away. We are fortunate to have an exceptional, proven leader like David to lead Arconic on an interim basis while the Board conducts its search process. David’s main priority will be to work with the Board and leadership team to make this a smooth transition for all of our employees, customers and many other stakeholders, and to ensure we continue to deliver for our customers and shareholders.

David will continue to serve on the Board. As Arconic’s current Lead Director, I will serve as Interim Chair of the Board.

The Board is deeply appreciative to Klaus for his unwavering leadership and many accomplishments during his almost 9 years of service as CEO of Alcoa Inc. and Arconic. Klaus led a complex and highly successful transformation of Alcoa Inc. that culminated in the launch of Alcoa Corporation and Arconic as two strong, standalone companies. He leaves Arconic in an enviable position as a preeminent advanced manufacturer of highly engineered products with leading market positions.

The Board believes that Arconic has the right strategy and is executing well on that strategy. We remain grateful for, and impressed by, the Arconic team and their unwavering dedication to our mission of bringing innovative products and advanced manufacturing processes to our customers.

We know the proxy contest has been a distraction for everyone in the Company and we cannot thank you enough for remaining focused on the Company’s primary goals. Unfortunately, as of now, the proxy contest is continuing.

I understand that you will have many questions. We are committed to keeping you informed as we move through the coming weeks and months.

Under David’s leadership, I ask that you stay focused on business continuity; delivering for our customers is the most important thing you all can do. And as always, please continue to work safely.

Thank you.

Pat Russo

Interim Chair, Arconic

MESSAGE FROM DAVID HESS, INTERIM CEO OF ARCONIC

Dear Arconic Employees,

The Board has asked me to lead Arconic as Interim CEO while it conducts a search for a new permanent CEO. This is a true honor, and I will do everything I can to make this transition phase as smooth as possible for all of you, and for our many stakeholders.

I only recently joined the Board of Arconic, but did so with the knowledge that this is a Company with incredible talent, strong values, and world-class assets. I saw the strength of Arconic first-hand, as one of your customers, while serving in aerospace-focused leadership roles for United Technologies and Pratt & Whitney.

I recognize that today’s news is a lot to digest, and I am committed to working closely with the executive team and operational leadership to make this transition period as seamless as possible.

Please know that right now, there are no plans to change our strategy or direction as a company, and no further leadership changes are being contemplated.

Continuing to deliver our plan, upholding our customer commitments, and working safely should remain our priorities.

I am looking forward to working with you all over the coming weeks and months, and to partnering with the leadership team and the Board to steer Arconic through this transition phase as smoothly as we can.

Thank you for your continued commitment.

David Hess

Interim CEO

5 Things to Know: Arconic Leadership Change

1.	Klaus Kleinfeld, by mutual agreement with the Board of Directors, has stepped down as Chair and Chief Executive Officer of Arconic after the Board learned that, without consultation or authorization, he sent a letter directly to a senior officer of Elliott Management that the Board determined showed poor judgment. This decision was not made in response to the proxy fight or Elliott Management’s criticisms of our strategy, leadership or performance and is not in any way related to the financials or records of the Company. The Board reaffirms the strategy developed under Klaus’ leadership and shared with our investors, customers and employees.

2.	Current Arconic Board member and former executive at United Technologies Corporation and Pratt & Whitney David Hess will serve as Interim CEO of Arconic while the Board conducts its search for a permanent CEO. As Arconic’s current Lead Director, Pat Russo will serve as Interim Chair of the Board.

3.	The Board believes Arconic has the right strategy and is executing well on that strategy. There are no changes to our strategy or direction as a company, and no further leadership changes are being contemplated.

4.	As of now, the proxy fight continues. Elliott Management’s central objective–a CEO change–has been realized. It is Elliott’s decision whether to continue to burden Arconic and its shareholders with its highly disruptive and distracting proxy fight, or to support Arconic in facilitating an effective CEO search and a strong transition.

5.	Delivering for our customers is the most important thing you can do. As always, please continue to work safely.